Exhibit 99.1

Allied Nevada Announces Early Receipt of Mill Construction Approval

December 17, 2012 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to announce that we have received approval from the Nevada Department of Environmental Protection (“NDEP”) to construct the 130,000 ton per day milling facilities at Hycroft. This approval, which was expected to be received in early 2013, was issued by NDEP on December 6th, 2012. Excavation for the milling facilities has already begun and is expected to be completed in the first quarter of 2013. We expect to begin pouring concrete for the mill foundation in the first quarter of 2013.

“We are extremely pleased with the continued timeliness of the Hycroft Project’s state and federal permit approvals,” commented Deborah Lassiter, Vice President, Corporate Environmental Affairs. “This NDEP permit and the recent Record of Decision issued by the Bureau of Land Management represent two important milestones for the permitting process at Hycroft.”

We anticipate that mill construction will be completed in the second half of 2014 and full operations to begin in the first quarter of 2015.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the timeliness of receipt of permits and estimates of timing of excavation and construction activities at Hycroft and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.